INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
USLICO Series Funds

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 and 14 to the Registration Statement on Form N-1A of USLICO Series Fund filed under Securities Act of 1933 and the Investment Company Act of 1940 of our report dated February 16, 1999, on the statement of assets and liabilities, including the statement of investments, as of December 31, 1998, and the related statements of operations and changes in net assets and the condensed financial information for the years ended December 31, 1998, 1997, 1996 and 1995, as listed in Item 22 of such Registration Statement.

We also consent to the reference to us under the heading "Financial Highlights" in the prospectus and under the heading "Financial Statements" in the Statement of Additional Information.





/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 27, 1999